UNITED STATES
SECURITIES AND EXCHANGE COMMISION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

GREENCHOICE INTERNAITONAL, INC.
(Exact name of registrant as specified in its charter)

NEVADA	42-1771342
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

527 – 18th Avenue NW

Calgary, AB T2M 0T6
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.     [X]

Securities Act registration statement file number to which this form relates.  None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common
(Title of class)

Item 1.  Description of Registrant’s Securities to be Registered

Description of Securities

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value per share.  The holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, when and if declared by our Board of Directors; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-Cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Dividend Policy

The Company does not anticipate paying dividends on the Common Stock at any time in the foreseeable future.  The Company’s Board of Directors currently plans to retain earnings for the development and expansion of the Company’s business.  Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board of Directors may deem relevant.

Preferred Stock

There are currently no Preferred Shares authorized and the Company has no plans to authorize or create a class of preferred shares.

Employee Stock Option Plan

At the time of this offering, the Company had no “Employee Stock Option Plan” nor does it plan to implement one in the foreseeable future.

Transfer Agent

The Company has retained Clear Trust, LLC as its transfer agent.  There contact information is as follows:

Clear Trust

16540 Pointe Village Drive

Suite 201

Lutz, FL 33558

(818)235-4490

(818) 388-4549

www.cleartrustonline.com

Item 2.  Exhibits

None

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GREENCHOICE INTERNATIONAL, INC.

/s/ Merlyn Kirk

December 27, 2011

MERLYN KIRK, PRESIDENT

DATE